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                                      Registration No. 333-22417
                                      424 (b)(3) Filing
PROSPECTUS
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                           THE COOPER COMPANIES, INC.

                        1,447,533 SHARES OF COMMON STOCK
                           ($.10 Par Value Per Share)

     This Prospectus relates to up to 1,447,533 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of The Cooper Companies, Inc., a Delaware corporation (the "Company"), which may be offered for sale by a certain stockholder of the Company (the "Selling Stockholder"). Such sales may be effected from time to time by the Selling Stockholder directly or through one or more broker-dealers, in one or more transactions on The New York Stock Exchange or The Pacific Stock Exchange pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear all expenses of the offering of the Shares, except that the Selling Stockholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholder.

     The Common Stock is listed on The New York Stock Exchange and The Pacific Stock Exchange. On March 4, 1997 the last reported sale price for the Common Stock of the Company as reported on the New York Stock Exchange Composite Tape was $20 1/2.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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                    The date of this Prospectus is March 5, 1997.
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                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

         The  Company  is  subject  to  the  information   requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants who file with the Commission and certain of the Company's filings are available at such web site: http://www.sec.gov. In addition, the Common Stock is listed on The New York Stock Exchange and The Pacific Stock Exchange and such information can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New
York, New York 10005, and The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference.

           (a) Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (the "1996 10-K");


           (b)    The portions  of the   Company's 1996    Annual    Report   to
                  Stockholders that have been incorporated by reference into the 1996 10-K;

           (c)    The      portions    of    the    Company's  Proxy   Statement
                  for its 1997 Annual Meeting of Stockholders that have been incorporated by reference into the 1996 10-K;

           (d)    Current Report on Form 8-K dated January 10, 1997;

           (e)    Current Report on Form 8-K dated January 30, 1997;

           (f)    Current Report on Form 8-K dated February 10, 1997;

           (g)    Current Report on Form 8-K dated February 25, 1997; and

           (h)    The description of the Company's Common Stock contained in the
                  Company's  Registration Statement   on   Form   8-A filed   on
                  October 28, 1983 and the description of the


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                  Company's  Rights  contained  in  the  Company's  Registration
                  Statement on Form 8-A filed on November 12, 1987.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to the Vice President of Legal Affairs of the Company, 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588 (telephone number:
(510) 460-3600).

                           FORWARD-LOOKING STATEMENTS

         This Prospectus and the documents incorporated by reference herein contain projections and other forward-looking statements within the meanings of
Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. Actual results could differ materially from these projections as a result of certain factors, including major changes in business conditions and the economy in general, new competitive inroads, costs to integrate acquisitions, decisions to invest in research and development projects, regulatory and other delays on new products and programs, unexpected changes in reimbursement rates and payer mix, unforeseen litigation, decisions to divest businesses and the cost of acquisition activity, particularly if a large acquisition is not completed. Future results are also dependent on each business unit meeting specific objectives.


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                                   THE COMPANY

         The Company, through its primary subsidiaries (CooperVision, Inc., CooperSurgical, Inc. and Hospital Group of America, Inc.), develops, manufactures and markets healthcare products, including a range of contact lenses and diagnostic and surgical instruments and accessories, and provides healthcare services through the ownership and operation of certain psychiatric facilities. The principal executive offices of the Company are located at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588, (510) 460-3600.

                             THE SELLING STOCKHOLDER

         The Shares being offered hereby are owned by Cooper Life Sciences, Inc. (the "Selling Stockholder"). On June 14, 1993, the Company entered into a Settlement Agreement with the Selling Stockholder (the "Settlement Agreement") in order to resolve all then pending disputes with the Selling Stockholder and to avoid a costly and disruptive proxy fight, while continuing to maintain a Board of Directors, the majority of whose members are independent. Pursuant to the Settlement Agreement, among other things, the Company agreed to nominate and use its reasonable best efforts to cause, and the Selling Stockholder agreed to vote all shares of Common Stock of the Company owned by it in favor of, the election of a Board of Directors of the Company consisting of eight members, five of whom were designated by the Company (of which a majority would not be employees of the Company or employees, affiliates or significant stockholders of the Selling Stockholder), and three by the Selling Stockholder. Such agreements were to terminate on June 14, 1995, subject to earlier termination or extension under certain circumstances, and were later extended to, and expired on, October 31, 1996. Following such termination and through June 12, 2002, pursuant to the Settlement Agreement, the Selling Stockholder continues to have the right that it had pursuant to a 1992 settlement agreement with the Company to designate two directors of the Company, so long as the Selling Stockholder continues to own at least 800,000 shares of Common Stock, or one director, so long as it continues to own at least 333,333 shares of Common Stock. As of the date of this Prospectus, the Selling Stockholder owns 1,447,533 shares, or 12.4% of the Company's issued and outstanding Common Stock. If all these Shares are sold, the Selling Stockholder will not hold any outstanding shares of the Company's Common Stock upon termination of this offering.

                              PLAN OF DISTRIBUTION

         The Shares are being sold by the Selling Stockholder for its own account, and the Company will not receive any of the proceeds from the sale of the Shares.

         The distribution of the Shares by the Selling Stockholder may be effected from time to time by the Selling Stockholder directly or through one or more brokers, agents, or dealers in one or more transactions (which may involve crosses and block transactions) on The New York Stock Exchange, The Pacific Stock Exchange or other exchanges on which the Common Stock is listed, pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more brokers, agents or dealers agree to sell the Shares, they may do so by purchasing Shares as principals or by selling the Shares as agents for the Selling Stockholder. Any such brokers, agents or dealers who effect a sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any such broker, agent or dealer (i) may receive compensation from the Selling Stockholder which may be deemed to be underwriting discounts or commissions and
(ii) may receive commissions from purchasers of the Shares for whom it may act as agent. If any such broker or dealer purchases the Shares as principal it may effect resales of the Shares from time to time to or through other brokers or dealers, and such other brokers or dealers may receive compensation in the form of concessions or commissions from the Selling Stockholder or purchaser of the Shares for whom they may act as agents.

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         The Company has  advised the Selling  Stockholder  that it and any such brokers, dealers or agents who effect a sale of the Shares are subject to the prospectus delivery requirements under the Securities Act. The Company also has advised the Selling Stockholder that in the event of a "distribution" of its Shares, the Selling Stockholder and any broker, agent or dealer who participates in such distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-6.

         In connection with distributions of the Shares, the Selling Stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder also may sell the Common Stock short and deliver the Shares to close out such short positions. The Selling Stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer such Shares. The Selling Stockholder also may loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default may sell or otherwise transfer the pledged Shares.

         The Company will bear all expenses of the offering of the Shares, except that the Selling Stockholder will pay any applicable underwriting fees, discounts or commissions and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder and any other person who sells Shares pursuant to this Prospectus, and any officer, director or agent of such person, against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California.

                                     EXPERTS

         The consolidated financial statements and schedule of The Cooper Companies, Inc. and subsidiaries, the consolidated financial statements and schedule of Hospital Group of America, Inc., and subsidiaries and the financial statements and schedule of CooperSurgical, Inc. as of October 31, 1996 and October 31, 1995 and for each of the years in the three-year period ended
October 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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No dealer,  sales  person or any other  person has been  authorized  to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offering herein contained, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereafter shall, under any circumstances, create any implications that the information contained herein is correct as of any date subsequent to the date hereof.

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                                TABLE OF CONTENTS

                                                                           Page

Available Information........................................................ 2
Incorporation of Certain
  Information by Reference................................................... 2
Forward-Looking Statements................................................... 3
The Company.................................................................. 4
The Selling Stockholder...................................................... 4
Plan of Distribution......................................................... 4
Legal Matters................................................................ 5
Experts...................................................................... 5

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                               1,447,533 SHARES

                           THE COOPER COMPANIES, INC.

                                  COMMON STOCK

                               --------------------

                                   PROSPECTUS

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                                  MARCH 5, 1997


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